                                                                 EXHIBIT 8(b)(6)
                                                            [STATE STREET-LOGO]

                     STATE STREET BANK AND TRUST COMPANY

                         GLOBAL CUSTODY FEE SCHEDULE

                             HARBOR INTERNATIONAL
                           HARBOR INTERNATIONAL II
                         HARBOR INTERNATIONAL GROWTH

 I.     PORTFOLIO AND FUND ACCOUNTING
        -----------------------------

        Includes: Maintaining multicurrency investment ledgers, and providing position and income reports. Maintaining general ledger and capital stock accounts in compliance with GAAP (FAS 52). Preparing daily trial balances. Calculating net asset values daily. Providing selected general ledger reports. Securities yield or market value quotations will be provided to State Street by the fund or via State Street's pricing service (See Section III). (The fee is calculated using basis points per portfolio per annum: 1 basis point=0.01%).

        1-6 months                     No charge
        6-12 months                    No minimum

        Thereafter:
        First $100 million             3 bpts.
        Thereafter                     1.5 bpts.

        Minimum monthly fee            $3,000

II.     CUSTODY
        -------

        Includes: Maintaining custody of fund assets. Settling portfolio purchases and sales. Reporting buy and sell fails. Determining and collecting portfolio income. Making cash disbursements and reporting cash transactions. Monitoring corporate actions. Withholding foreign taxes. Filing foreign tax reclaims.

        A.     Holding Fees (basis points per portfolio per annum):

Group I        Group II         Group III        Group IV        Group V           Group VI        Group VII
-------        --------         ---------        --------        -------           --------        ---------
Australia      Canada           Austria          Belgium         Hong Kong         Argentina       Bangladesh
Denmark        France           Ireland          Finland         Korea             Brazil          China
Euroclear      New Zealand      Italy            Indonesia       Mexico            Chile           Columbia
Germany        Switzerland      Netherlands      Malaysia        Portugal          Greece          India
Japan          United Kingdom   Norway           Singapore       Spain             Philippines     Israel
                                Sweden                           Taiwan            Turkey          Hungary
                                                                 Thailand          Venezuela       Pakistan
                                                                 S. Africa                         Peru
                                                                                                   Uruguay



                         Group I      Group II       Group III      Group IV      Group V       Group VI      Group VII
                         -------      --------       ---------      --------      -------       --------      ---------
First $100 million         5.0          9.0            10.0            14.0         20.0           30.0          40.0
Thereafter                 4.0          7.0             8.0            12.0         18.0           30.0          40.0


                                                            [STATE STREET-LOGO]

     B.  Transaction Charges (U.S. Dollars):*
         -------------------

     Group I       Group II       Group III       Group IV       Group V       Group VI
     -------       --------       ---------       --------       -------       --------
     $30           $60            $75             $100           $125           $150
     Canada        Austria        Australia       Argentina      Indonesia      Hungary
     Euroclear     Chile          Brazil          Belgium        Philippines    Portugal
     Germany       Hong Kong      Ireland         Denmark        Greece         India
     Japan         Italy          Mexico          Finland        Peru
     Korea         Netherlands    Spain           France
                   Switzerland    Sweden          New Zealand
                   U.K.           Thailand        Norway
                   Taiwan*        Venezuela       Singapore
                                  Turkey          Malaysia
                                  S. Africa



      * Excludes: agent, depository and local auditing fees
     ** Transaction charge waived if brokerage provided by National Securities
        Company

     UNITED STATES - for each line item processed

     State Street Bank Repos                                             $ 7.00

     DTC or Fed Book Entry Buy/Sell                                      $12.00

     New York Physical                                                   $25.00

     PTC Buy/Sell                                                        $20.00

     All other trades                                                    $16.00

     Maturity Collections                                                $ 8.00

     Option charge for each option written or closing contract,
     per issue, per broker                                               $25.00

     Option expiration/Option exercised                                 $15.00

     Interest Rate Futures--no security movement                         $ 8.00

     Monitoring for calls and processing coupons --
     for each coupon issue held--monthly charge                          $ 5.00

     Holdings charge per security per month                              $ 5.00

     Principal reduction payments per paydown                            $10.00

     Dividend charges (for items held at the request of
     traders over record date in street form)                            $50.00

                                                          [STATE STREET LOGO]




III.    PRICING SERVICE

        Monthly Base Fee per Portfolio                          $375.00

        Monthly Quote Charge: (based on the average number of positions in portfolio)

        - Foreign Equities and Bonds via Extel Ltd.             $  6.00
        - Listed Equities, OTC Equities, and Bonds              $  6.00

 IV.    SPECIAL SERVICES

        Fees for activities of non-recurring nature such as consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for automated pricing, standardized yield calculation, and other special items will be negotiated separately.


  V.    OUT-OF-POCKET EXPENSES

        A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

        Telephone/Telexes
        Wire Charges ($5.25 per wire in and $5.00 out)
        Postage and Insurance
        Courier Service
        Duplicating
        Legal Fees
        Transfer Fees
        Sub-Custodian Out-of-Pocket Charges (e.g. stamp duties, registration, etc.)
        Price Waterhouse Audit Letter
        Federal Reserve Fee for Return Check Items Over $2,500 -- $5.25 each GNMA Transfer - $15.00 Each


HARBOR FUND                             STATE STREET BANK & TRUST CO.

By:    _____________________________    By:    _____________________________

Title: _____________________________    Title: _____________________________

Date:  _____________________________    Date:  _____________________________